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                                                                   EXHIBIT 10.45


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated and effective as of the _____ day of August, 1999, between HORSESHOE GAMING, L.L.C. ("Horseshoe"), and GARY BORDER ("Border").

                                    RECITALS:

         A. Horseshoe is a casino owner/operator with its principal office in Las Vegas, Nevada.

         B. Border is the current owner of a .535232% interest in Horseshoe and an employee of Horseshoe by virtue of an Amended and Restated Employment Agreement dated November 23, 1998, by and between Horseshoe and Border ("Employment Contract").

         C. Pursuant to his Employment Contract, Border has certain put rights with respect to his ownership ("Put Rights"). Border has provided notice of his intent to exercise his Put Rights and Horseshoe believes it is in its best interest to acquire from Border his .535232% ownership interest.

         D. Horseshoe and Border have agreed that the fair market value of the .535232% interest in Horseshoe is $2,515,590 and that the value of his capital account at July 31, 1999 was $185,230.

         E. Pursuant to his Employment Contract, Border has borrowed certain sums from Horseshoe and as of July 31, 1999, Border is indebted to Horseshoe in the principal amount of $150,000 plus interest of $3,873.97, thus Border is indebted to Horseshoe as of July 31, 1999, in the total amount of $153,873.97 (the "Border Debt").

         F. Horseshoe is party to an agreement pursuant to which it may acquire (the "Acquisition") Empress Casino Hammond Corporation, an Indiana corporation ("Empress Hammond"), and Empress Casino Joliet Corporation, an Illinois corporation ("Empress Joliet"), both of which are subsidiaries of Empress Entertainment, Inc., a Delaware corporation (collectively, "Empress").

         NOW, THEREFORE, in consideration of the premises and each act performed by either party hereto, the parties agree as follows:

         1. Border hereby exercises his Put Right. Horseshoe hereby waives any requirements of written notice and further waives the condition that the Put Right can be exercised only in the event of termination of Border's employment.

         2. The Company shall purchase Border's ownership interest for an amount determined as follows:

         Percentage interest is .535232%
         Fair market value of Company        $470 m multiplied by .535232% =  $ 2,515,590
         Less initial minimum value          $350 m multiplied by .535232% =  $(1,873,312)
                                             ----                             -----------
                                                                              $   642,278

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Such fair market value of the Company has been fully negotiated between the parties and which price the parties agree constitutes the Fair Market Value of Border's ownership interest.

         3. Concurrently with the execution of this Agreement, Border has sold to Horseshoe, and Horseshoe has purchased from Border, Border's .535232% interest in Horseshoe at the price of $642,278, plus a return of capital of $185,230, for a total purchase price of $827,508 ("Purchase Price"). In full and complete satisfaction of the Border Debt, the Purchase Price shall be reduced by the amount of the Border Debt (the Purchase Price less the Border Debt being referred to herein as the "Net Purchase Price.") The Net Purchase price shall be paid as follows: (i) 33% of the Net Purchase Price at the time of the execution of this Agreement, (ii) 33% of the Net Purchase Price on January 30, 2000, and
(iii) the balance on July 1, 2000. All sums due under this Agreement shall bear interest at a rate of 8% per annum.

         4. Border hereby unconditionally releases and discharges the Horseshoe from any and all claims, known or unknown, directly or indirectly related to or in any way connected with (i) Border's exercise of the Put Right, (ii) Border's ownership of Horseshoe, and (iii) this Agreement and all of the agreements, documents and instruments to be executed and delivered in connection with this Agreement. Border acknowledges and agrees that following the consummation of the transaction contemplated by this Agreement, he shall have no equity ownership in the Horseshoe nor will he have rights of any kind to acquire an ownership interest in Horseshoe or any of its affiliates or subsidiaries; provided however, that Border shall have the rights, if any, afforded to him under Horseshoe's option plan to be first effective on or after January 1, 1999.

         5. If the Acquisition is closed (the date of such closing being referred to as the "Acquisition Closing Date"), Horseshoe shall pay Border in addition to the Purchase Price an amount equal to $160,569.60 (the "Additional Amount"). The parties hereto agree that the Acquisition shall be deemed to have closed in any of the following circumstances: (i) the Acquisition is consummated in accordance with its terms or as may be amended by the parties to the Acquisition agreement, or their successors, assignees or transferees; (ii) Horseshoe renegotiates the agreement relating to the Acquisition so as to allow the merger to be consummated as to either Empress Hammond or Empress Joliet and the merger is then consummated with either Empress Hammond or Empress Joliet;
(iii) Horseshoe combines with another party such that the Acquisition is consummated with Horseshoe obtaining Empress Hammond or Empress Joliet and the other party obtaining the other; (iv) Horseshoe consummates the Acquisition in accordance with its terms or as may be amended by the parties to that agreement, but either Empress Hammond or Empress Joliet is spun off such that the Horseshoe is combined with only one; or (v) Horseshoe sells or transfers its interest in the Acquisition agreement to an unrelated third party. The Additional Amount, if any, shall be paid, in equal installments with the remaining installment payments of the Purchase Price. If the Purchase Price has been paid in full at the time of the Acquisition Closing Date, then the Additional Amounts shall be paid within 45 days of the Acquisition Closing Date.

         6. Border represents and warrants that he is the lawful record and beneficial owner of the .535232% interest in Horseshoe, free and clear of any liens, claims, encumbrances, marital property rights, security agreements, equities, options, charges or restrictions of any kind.


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         7. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a writing signed by each party hereto.

         8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and assigns.

         9. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.

         10. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of this _____ day of August, 1999.

                                       "BORDER"


                                       -----------------------------------------
                                       Gary Border

                                       "HORSESHOE"

                                       HORSESHOE GAMING, L.L.C.

                                       By: Horseshoe Gaming Holding Corp.,
                                           its Manager



                                       By:
                                           -------------------------------------
                                           Kirk Saylor, Chief Financial Officer


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